Exhibit 10.2

TRANSCEND SERVICES, INC.

EMPLOYEE PROPRIETARY INFORMATION,

INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Transcend Services, Inc. or any assign or successor in interest (“the Company”) and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	DEFINITIONS.

1.1 Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means any rights available under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world.

1.2 Invention. As used herein, the term “Invention” means any invention whether patentable or not.

1.3 Proprietary Information. As used herein, the term “Proprietary Information” means confidential or otherwise protectible information, knowledge or data. By way of illustration but not limitation, “Proprietary Information” includes trade secrets, Inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research, development, new products, marketing and selling, business plans, budgets, salary information and unpublished financial statements, licenses, prices and costs, and unpublished information regarding suppliers and customers.

1.4 Company Proprietary Information. As used herein, the term “Company Proprietary Information” means Proprietary Information owned by the Company.

1.5 THIRD PARTY PROPRIETARY INFORMATION. As used herein, the term “Third Party Proprietary Information” means Proprietary Information owned by a third party.

2.	COMPANY PROPRIETARY INFORMATION; NONUSE AND NONDISCLOSURE.

2.1 Treatment of Company Proprietary Information. During my employment and thereafter, I will hold in strictest confidence and will not (i) use any Company Proprietary Information except in connection with my work for the Company or (ii) disclose any Company Proprietary Information unless an officer of the Company expressly authorizes me in writing to make such disclosure. During my employment with the Company and thereafter, I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company or incorporates or reveals any Company Proprietary Information.

2.2 TREATMENT OF THIRD PARTY PROPRIETARY INFORMATION. I understand that the Company has received and in the future may receive Third Party Proprietary Information

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subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Proprietary Information in strictest confidence and will not use or disclose the same except in connection with my work for the Company or unless expressly authorized in writing to do so by an officer of the Company.

2.3 NO IMPROPER USE OF PROPRIETARY INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any Proprietary Information of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or other property belonging to any former employer or other person to whom I have an obligation of confidentiality unless such former employer or person has previously given me written authorization to do so. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.4 EXCEPTIONS. Notwithstanding the foregoing, I may use or disclose information which I can demonstrate (a) is generally known in the trade or industry other than by reason of a wrongful act or omission by me, (b) was in my possession before I became an employee of the Company as shown by physical documents, (c ) was acquired by me from a third party who has not thereby breached an obligation to the Company or (d) was not acquired by me as result of a breach of this Agreement.

3.	ASSIGNMENT OF RIGHTS TO PROPRIETARY INFORMATION.

3.1 Assignment. Subject to Section 3.7, I hereby assign to the Company all my right, title and interest in and to any (i) Inventions and (ii) Works of Authorship that do not constitute works made for hire, created, conceived, reduced to practice or fixed in a tangible medium of expression by me, either alone or jointly with others, during the period of my employment with the Company, together with all Intellectual Property Rights that may exist with respect thereto. Inventions and Works of Authorship assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Assigned Inventions and Assigned Works of Authorship.” Notwithstanding anything to the contrary herein, I will have no obligation to assign to the Company any Invention or Work of Authorship that I would otherwise have an obligation to assign pursuant to this Section which (a) is not related in any manner to any existing or contemplated business of the Company and (b) I created, conceived, reduced to practice or fixed in a tangible medium of expression without the use of any resources, equipment, or facilities of the Company and outside of the Company’s business hours or (c) I did not create, conceive, reduce to practice, or fix in a tangible medium at the direction of the Company or as part of my duties as an employee of the Company.

3.2 Obligation to Keep Company Informed. During the period of my employment with the Company and for six months after termination of my employment, I will promptly disclose to the Company fully and in writing any Inventions and Works or Authorship created, conceived, reduced to practice or fixed in a tangible medium of expression by me, either alone or jointly with others, and required to be assigned to the Company pursuant to Section 3.1. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.

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3.3 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention or Work or Authorship required to be assigned to the Company pursuant to Section 3.1 to a third party, including without limitation the United States, as directed in writing by the Company.

3.4 Works for Hire. I acknowledge that, except as stated in Section 3.1, all original Works of Authorship which are made by me (solely or jointly with others) within the scope of my employment are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. §101 et seq.).

3.5 Enforcement of Intellectual Property Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights on Assigned Inventions, Assigned Works of Authorship and works made for hire created, conceived or reduced to practice by me during the period of my employment with the Company. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Company Intellectual Property Rights to the Company or its designee. My obligation to assist the Company with respect to Company Intellectual Property Rights shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such time for the time actually spent by me at the Company’s request on such assistance.

3.6 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned hereunder to the Company.

3.7 Prior Inventions. Any Inventions I made prior to the commencement of my employment with the Company (“Prior Inventions”) are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit A but am only to disclose a cursory name for each such Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, I hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company

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Inventions without the Company’s prior written consent.

4.	NON-COMPETITION.

4.1 I agree that during the period of my employment by the Company and for a period of one year thereafter, I will not, without the express written consent of the Company, enter, engage in, participate in, or assist, either as an individual on my own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, in the United States of America, directly or indirectly, any other business organization whose activities or products are competitive with the activities or products of the Company then existing or then under development up to and including my employment termination date with the Company. Nothing in this Agreement shall prohibit me, after termination of my employment with the Company, from working for an employer who is engaged in activities or offers products that are competitive with the activities and products of the Company so long as I do not work for or with the department, division, or group in that employer’s organization that is engaging in such activities or developing such products.

4.2 I recognize that these restrictions on competition are reasonable because of the Company’s investment in goodwill, its customer lists, and other proprietary information and my knowledge of the Company’s business and business plans. If any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

4.3 Nothing in this Agreement shall preclude me from making passive investments of not more than two percent (2%) of a class securities of any business enterprise registered under the Securities Exchange Act of 1934, as amended.

[***CALIFORNIA ONLY***] Section 16600 of the California Business and Professions Code currently provides that every contract by which anyone is restrained from engaging in a lawful profession, trade, or business of any kind is to that extent void and as a result this Section 4 shall not apply to you as long as you are a resident of California.

5.	RECORDS.

5.1 I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company and required to be assigned to the Company pursuant to Section 3.2, which records shall be available to and remain the sole property of the Company at all times.

6.	ADDITIONAL ACTIVITIES.

6.1 I agree that during the period of my employment by the Company I will not,

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without the Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with, my employment by the Company. I agree that for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company, I will not solicit any business that is competitive with the Company from any client or customer of the Company (other than on behalf of the Company) as of the date of my termination of employment with the Company. I agree that I will not, either in my individual capacity or on behalf of or through any other entity, either directly or indirectly, hire, engage, recruit or participate in any way in the hiring, engagement or recruitment of, or participate in any effort to hire or solicit, any current or future employees of the Company or any subsidiary thereof during the period of my employment with the Company and for a period of one (1) year from the date of termination of my employment with the Company, without the prior written consent of the Company.

7.	NO CONFLICTING OBLIGATIONS.

7.1 I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8.	RETURN OF COMPANY PROPERTY.

8.1 When I leave the employ of the Company, I will deliver to the Company any and all Company property and any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement. I hereby authorize the Company to deduct from any of my accrued wages and/or vacation pay an amount equal to the Net Book Value of any property or equipment of the Company that I fail to return to the Company by the date of my termination. Net Book Value as used herein shall mean the cost to the Company of the property or equipment minus the accumulated depreciation as of the date of my termination.

9.	LEGAL AND EQUITABLE REMEDIES.

9.1 Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.	NOTICES.

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10.1 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11.	NOTIFICATION OF NEW EMPLOYER.

11.1 In the event that I leave the employ of the Company, I hereby consent to the Company, at its discretion, giving notice to my new employer of my rights and obligations under this Agreement, but the failure of the Company to give such notice shall not limit my obligations under this Agreement.

12.	GENERAL PROVISIONS.

12.1 Governing Law; Exclusive Venue and Forum; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts, as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents, without regard to its conflict of laws provisions. The exclusive venues and forums for any actions arising from this Agreement shall be the federal and state courts in the Commonwealth of Massachusetts, and both parties irrevocably consent to personal jurisdiction in such courts for any such actions.

12.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it affect in any way my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6 Consulting. The obligations pursuant to Sections 2 and 3 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure, assignment of

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inventions, or non-competition during such period.

12.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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TRANSCEND SERVICES, INC.

EMPLOYEE PROPRIETARY INFORMATION,

INVENTIONS, AND NON-COMPETITION AGREEMENT

This Agreement shall be effective as of the first day of my employment with the Company, namely:                                     .

(Date of hire)

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

Signature:

(Printed Name)

(Address)

Accepted and Agreed to:

Transcend Services, Inc.

By:
Title:

Date:

Signature:

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EXHIBIT A

TO:	TRANSCEND SERVICES, INC.

FROM:

DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Transcend Services, Inc. (“the Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐        No inventions or improvements.

☐        See below:

☐        Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐        Additional sheets attached.

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